Exhibit 11

          DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF NET INCOME PER SHARE
   (Shares and dollars in thousands except per share amounts)


                                       For the Three Months Ended
                                                 January 31
                                              1997       1996

1.  Net income................................$176,707  $166,244
2.  Adjustment - Interest expense, after tax
      benefit, applicable to convertible
      debentures outstanding..................       1         5
3.  Net income applicable to common stock -
      before interest applicable to
      convertible debentures..................$176,708  $166,249

PRIMARY NET INCOME PER COMMON SHARE:
    Shares:
4.    Weighted-average number of common
        shares outstanding.................... 256,129   262,229
5.    Incremental shares:
        Dilutive common stock options.........   2,357     2,184
        Dilutive stock appreciation rights....      19        57
      Dilutive contingent shares............       122
          Total incremental shares............   2,498     2,241

6.  Primary net income per common share
      (1 divided by 4)........................$    .69* $    .63*

FULLY DILUTED NET INCOME PER COMMON SHARE:
    Shares:
7.    Weighted-average number of common
        shares outstanding.................... 256,129   262,229
8.    Incremental shares:
        Dilutive common stock options.........   2,361     2,485
        Dilutive stock appreciation rights....      20        61
        Dilutive contingent shares............     122
9.    Common equivalent shares from assumed
       conversion of convertible debentures:
        5-1/2% debentures due 2001............      37        52

10.     Total................................. 258,669   264,827

11. Fully diluted net income per common
      share (3 divided by 10).................$    .69* $    .63*
____________
* Net income per common share outstanding was used in the designated calculations since the dilutive effects of common stock options, stock appreciation rights, contingent shares and assumed conversion of convertible debentures were immaterial.